Joint Venture Agreement

Joint Venture Agreement BETWEEN Information Services Group Inc, a company incorporated in Texas (herein "ISGI") AND FundsTech Corp, a Delaware company (herein "FTC") shall set out the terms and conditions agreed to by both parties to this agreement for the formation of a jointly owned joint venture corporation (herein, "Joint Venture Corporation"), as well as the operation the Joint Venture Corporation and the responsibilities of the parties for the first projects to be operated by the Joint Venture Corporation.

Part A. Definitions:

Joint Venture Corporation: the Joint Venture Corporation, to immediately be formed by FTC in the state of Nevada, shall jointly be owned fifty percent (50%) by ISGI and fifty percent (50%) by FTC.

Project #1: Contract and / or purchase order between the Joint Venture Corporation and Bank of America, having a duration of nineteen months, under which the Joint Venture Corporation is to audit on the behalf of Bank of America and make recommendations to the Bank of America regarding communications arrangements and contracts with their existing suppliers. It is estimated that the Purchase Order or Contract with Bank of America will be in the amount of $3.5 million and will require an on-site staff of five (5) people to fulfill the requirements as stated in the Purchase Order or Contract.

Additional Projects: FTC and / or the Joint Venture Corporation has first right of refusal on any additional projects of ISGI .

Parties: The both of ISGI and FTC.

Profits Report: A report, compiled by ISGI on a monthly basis or at other intervals agreed to by the Parties, that sets out revenue, costs and profit results of the Joint Venture Corporation as well as a proposed distribution of the profits or any funds to the Parties, such Profits Report to be approved with a signature by both FTC and ISGI prior to any distribution of money to either Party.

Part B. General Terms.

The Parties herby agree to the Definitions and following terms and conditions:

1. Investment by FTC: In advance of the meetings with the Project #1 team and with Bank of America personnel in Seattle, FTC shall invest the following amounts per the following schedule, such investment in to the Joint Venture Corporation to be paid directly to ISGI if due prior to the setup of the Joint Venture Corporation's bank accounts:

a. One hundred thousand dollars ($100,000) payable to ISGI upon the Parties signing of this agreement and receipt by FTC of the personal guarantee from Ken Blow;
b. Fifty thousand dollars ($50,000) upon the receipt by FTC of an ongoing purchase order from Bank of America issued to the Joint Venture Corporation confirming and setting out he terms of the work of Project #1, such purchase order projected for receipt fifteen days following the commencement of the work for Project #1.

2. Estimated Financial Results: ISGI assert that the financial circumstances and results of Project #1 for the Joint Venture Corporation are as follows:

Project #1 Profile:

Purchase order value and total revenue: $3.5 million minimum;
Total upfront costs required, not supplied by cash flow: $150,000;
Positive cash flow: 30 days after commencement of work;
Monthly cash flow for 19 months: $184,000
Post startup monthly costs: $50,000 plus travel expenses;
Monthly project profit: $131,500;
Profit proceeds split: 50% to each of ISGI and FTC;
Billing: Weekly invoices to Bank of America and;
The above numbers are accurate within 10%.

3. Responsibilities of ICGS:

a. Supply all personnel required to carry out and complete the work described by the purchase order text and the client demands and altered instructions from time to time, specifically, secure the consulting agreements with three senior industry experts and two other well qualified programmers with communication technology and programming expertise, such consulting agreements to last the duration of Project #1;
b. General management of the Joint Venture Corporation, achieving and maintaining profit levels within the parameters described in Sections 2 Project #1 Profile, herein, and providing monthly reporting to co-owner FTC regarding financial and other results for the Joint Venture Corporation;
c. The preparation of the Profits Report for approval by both Parties, such approval to precede any distribution of funds to either of the ISGI and / or FTC;
d. Pay $10,000 advance to each of the people listed in 3a above plus pay for and provide the initial travel arrangements satisfactory to each of the people listed in 3a above.
e. Supply of the personnel and required expertise and suppliers required to secure subsequent projects for the Joint Venture Corporation;

f. Supply client contracts and / or purchase orders for projects to be owned and operated by the Joint Venture Corporation and carryout business development in order to secure future projects, contracts and purchase orders to the Joint Venture Corporation;
g. Present FTC representatives to the Joint Venture Corporation with payables and assist with the generation of project budgets and maintain costs with such agreed upon budgets.

4. Responsibilities of FTC:

   a. Formation, naming, accounting and banking setup of the Joint Venture Corporation;
   b. Accessing project driven investment for the Joint Venture Corporation as is further described in Section 1 herein;
   c. Oversee of management of the Joint Venture Corporation, including the monthly check of the costs, revenue and profit and distribution of profits to the Parties for Project #1 and for additional project of the Joint Venture Corporation, on a project by project basis;
   d. Provide additional working capital or startup financing as required and defined by the Joint Venture Corporation and agreed to by the Parties as seed capital on a project by project basis, for projects similar to Project #1.

5. Personal Guarantee: Ken Blow agrees to personally guarantee the investment by FTC into the Joint Venture Corporation for Project #1.
   i. In the event that the Purchase Order or other such or comparable contract or arrangements from Bank of America with terms similar to that as listed in the Definitions of Project #1 above is not received then:
      1. The $100,000 advanced by FTC will be paid back to FTC;
      2. The term of the repayment will be one (1) years;
      3. The interest rate will be 9% and;
      4. 12 equal monthly payments of principal and interest will begin 31 days from the date of this agreement
   ii. In the event that the Purchase Order from Bank of America with terms similar to that listed in the Definitions of Project #1 above is received and FTC has received profits from the Joint Venture Corporation equal to its $150,000 investment, then the personal guarantee from Ken Blow becomes null and void.

6. Due Diligence: ISGI shall make arrangements for the staff of FTC to attend a series of meetings and a site visitation to the Bank of America operations relevant to Project #1 in the first week of the project; the five consulting members of the Joint Venture Corporation and the Bank of America representative(s) to be at such meetings.

7. Larger Agreement: The Parties agree that this agreement hereby forms the Joint Venture between the Parties and sets out the major terms and conditions for the operational and rolls and expectations of the Parties. The Parties further agree that this agreement is binding on both Parties and that a more inclusive agreement may be entered into but will not negate the terms and conditions set out herein.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year below written:

Don Headlund,	**Ken Blow,**
President and CEO,	President and CEO,
FundsTech Corp.	Information Services Group, Inc
Date: September 2, 2006	Date: September 2, 2006

And, in reference to the granting of a personal guarantee as described in Section 5 hereof:

Ken Blow,
Date: September 2, 2006